2

                          SPONSORED RESEARCH AGREEMENT

         This Agreement ("Agreement"), is entered into as of the first day of September, 2001, by and between Lexon Inc. an Oklahoma Corporation ("Lexon") and Research Foundation of SUNY Stony Brook (Stony Brook) a New York not-for-profit corporation.

         WHEREAS, Lexon has previously entered into a sponsored research agreement with North Shore University Hospital, now North Shore Long Island Jewish Health System dated July 1, 1998 ("NSUH Agreement") whereby Lexon committed research support funds to provide equipment, supplies and technical support to Researcher for the development of the ebaf assay.

         WHEREAS, Lexon and NSUH have fulfilled the terms of the NSUH Agreement whereby the parties have executed general releases.

         WHEREAS, Lexon desires to support Dr. Tabibzadeh's research through grant funding for validation that lefty can be used for the diagnosis and/or treatment of various forms of human cancer and treatment of fibrotic disorder.

         WHEREAS, Lexon desires that Stony Brook engage Dr. Siamak Tabibzadeh ("Researcher") as an employee to perform, his research and other duties as required by Stony Brook subject to the limitations set forth herein.

         WHEREAS, Lexon has engaged an independent third party Docro Inc. for the commercialization of the lefty diagnostic tests described above.

         NOW, THEREFORE, the parties hereto agrees as follows:

     1. Engagement. Effective on the earlier to occur of September 1, 2001 or Stony Brook's receipt of the first scheduled payment of the funds, and subject to the continued receipt by Stony Brook of the funds as provided hereunder, Stony Brook will hire Researcher beginning on September 1st for the years 2001-2002, 2002-2003, 2003-2004,
          2004-2005. Researcher shall be paid bi-weekly in accordance with Stony Brook's payroll procedure.
     2. Term. Researcher shall be employed by Stony Brook so long as Stony Brook receives the funds from Lexon to pay Researcher's salary.
     3. Duties. Researcher shall continue his research as set forth above and perform such duties as required by Stony Brook in accordance to his position at Stony Brook so long as these duties do not materially interfere with the research.
     4. Benefits/Withholding. Subject to the employment policies of Stony Brook and any employee contribution requirements, Stony Brook will provide fringe benefits to Researcher in his capacity as an employee of Stony Brook substantially similar to similarly situated employees of Stony Brook. Stony Brook will deduct all Federal, State, and local income tax as well as FICA and other withholdings or deductions required by state law from each payment of Researcher's salary.

     5. Termination. This Agreement can be terminated by either party with one hundred and eighty (180) days written notice. The Company will meet all obligations which it has incurred under this agreement prior to the date of termination.
     6. Payments. During the term of this Agreement, Lexon will transmit or deposit to a Stony Brook account one hundred thousand dollars ($100,000.00) per half year. The first one hundred thousand ($100,000) is due upon execution of this agreement. Lexon shall also transmit funds for the twenty nine point five percent (29.5%) or current fringe benefit rate in effect with each half-year payment to cover Dr. Tabibzadeh's fringe benefits. Finally, Lexon shall deposit or transmit such other funds pursuant to a submitted research budget and as necessary for Stony Brook Research Foundation's administering of this account. In no event shall the total of these monies exceed three hundred thousand per annum.
     7. Employment Agreement. Researcher will be subject to a separate employment agreement with the rights, duties and obligations contained therein.
     8. Continuation. This Agreement may be continued upon the same terms and conditions beyond September 1, 2005 as set forth herein, provided Lexon notifies Stony Brook one hundred and eighty (180) days in advance, in writing of its desire to extend the Agreement and transmits funds in advance of July 1, 2005, in the manner described in Paragraph six above.
     9. Title. It is hereby agreed that all right, title and interest, in and to the Research Technology shall vest in Lexon, and in and to any drawings, plans, diagrams, and other documents containing Research Technology shall vest solely in Lexon. Research Technology shall be defined as Dr. Tabibzadeh's research for validation that lefty can be used for the diagnosis and/or treatment of various forms of human cancer, the treatment of fibrotic disorder and the treatment of hair loss.
     10. Patents. A. Stony Brook will have the first right to file patents covering Dr. Tabibzadeh's new inventions subject to Lexon's licensing right. Stony Brook will promptly disclose to Lexon in writing any inventions which constitute potential patents. B. At the initiative of Lexon or Stony Brook, the parties shall consult with each other regarding the prosecution of all patent applications based upon Dr. Tabibzadeh's research. Such patent applications shall be filed, prosecuted and maintained by patent counsel jointly selected by Lexon and Stony Brook. Copies of all such patent applications and patent office actions shall be forwarded to each Lexon and Stony Brook. Lexon and Stony Brook shall each have the right to have the patent applications independently reviewed by other patent counsel, upon prior written notice to the other party.
          C. Upon prior written approval by Lexon, all applications and proceedings with respect to Stony Brook Patents shall be filed, prosecuted and maintained by Stony Brook at the expense of Lexon. Against the submission of invoices, Lexon shall reimburse Stony Brook for all costs and fees incurred by NSUH during the term of this Agreement, in connection with the filing, maintenance, prosecution, protection and the like of Stony Brook Patents.
          D. Lexon and Stony Brook  shall  assist,  and cause  their  respective employees and consultants to assist each other, in assembling inventorship information and data for the filing a prosecution of patent applications.


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



     11. Good Faith License Agreement. Stony Brook agrees to grant Lexon an option to an exclusive license for ninety days, to any and all inventions, new technologies or other intellectual property developed by Dr. Tabibzadeh. During the ninety day option the parties agree to negotiate the terms of the exclusive license agreement in good faith. These negotiations shall be consistent with Stonybrook's ordinary practices and procedures. This good faith negotiation shall be exclusive and include a first right of refusal for Lexon.
     12. Confidential Information. Except as otherwise specifically provided for Stony Brook shall maintain any and all Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of Lexon to said release or disclosure. Confidential Information must be clearly marked and identified Confidential Information will remain confidential for a term of five years. Except as otherwise specifically provided for Lexon shall maintain any and all Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of Stony Brook to said release or disclosure. The obligations of confidentiality on each party set forth above shall not apply to any component of the Research Technology which was part of the public domain not due to some unauthorized act by or omission of the receiving party after the effective date of the Agreement or which is disclosed to the receiving party after the effective date of this Agreement or which is disclosed to the receiving party by a third party who has the right to make such disclosure. The provisions above notwithstanding Lexon may disclose Research Technology to third parties who need to know the same in order to secure regulatory approval for the development and/or sale of Licensed Products.
     13. Publication. Prior to submission for publication of a manuscript describing the results of Dr. Tabibzadeh's research at Stony Brook, Stony Brook shall mail a copy to Lexon. Lexon shall have thirty days upon receipt of said manuscript to notify Stony Brook that such manuscript contains patentable subject matter. If Lexon raises this issue the parties shall put forth reasonable efforts to file a patent application in a reasonable time as set forth above. After the application has been filed the manuscript may be published. If Stony Brook does not receive a response to the manuscript within thirty days, Stony Brook may be free to submit such manuscript for publication in any manner consistent with academic standards.
     14. Infringement of Stony Brook Patent. In the event that a party to this Agreement acquires information that a third party is infringing upon one or more of the Stony Brook Patents, the party acquiring such information shall promptly notify the other party to this Agreement in writing of such infringement. In the event of an infringement of a Stony Brook Patent Lexon shall be privileged but not required to bring suit against the infringer. Should Lexon elect to bring suit, Stony Brook agrees to be party plaintiff in such action. Lexon should choose patent counsel and the expenses of such suit or suits, which Lexon elects to bring, including any expenses incurred by Stony Brook (settlement costs, attorney fees etc.), shall be paid for entirely by Lexon. In addition, Lexon shall hold Stony Brook harmless, free and clear from and against all costs of such litigation including attorney fees. Lexon shall not settle or compromise such litigation without Stony Brook's consent. In the event Lexon exercises the right to sue hereunder, they


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


          shallbe first entitled to a return of any and all expenses advance and then the proceeds shall be divided seventy five percent (75%) to Lexon and twenty five percent (25%) to Stony Brook. If Lexon does not exercise the right to sue conferred above within ninety days of notice, Stony Brook shall have the right, but shall not be obligated to bring suit. Stony Brook's rights shall be identical in every way to Lexon's (and Lexon's to Stony Brook's) as set forth above, including the division of proceeds with seventy five percent (75%) going to Stony Brook and twenty five percent (25%) going to Lexon. Notwithstanding the language above each party shall reserve the right to counsel of their choice at their expense in any patent suit. Both parties agree to fully cooperate with the other party and their counsel by giving testimony and producing documents lawfully requested in the prosecution of any suit for infringement, provided that the party bring they suit shall be responsible for all reasonable expenses incurred with said cooperation.
     15. Continuation. This Agreement may continue beyond it original terms upon written consent of both parties.
     16. Government Law and Venue. This contract shall be deemed to be executed in the state of Oklahoma. Therefore, Oklahoma law shall govern any dispute arising hereunder. Furthermore, the parties hereby agree that Tulsa County, Oklahoma shall be the exclusive venue for any such disputes.
     17. Relationship of the Parties. This Agreement does not and shall not constitute an agency, partnership or joint venture between the parties. Neither party shall hold itself out as an agent of the other party. Neither Lexon nor Stony Brook shall have the right to bind or obligate each other.
     18. Assignment. No party shall have the right to assign this Agreement to a third party without the other parties prior written consent. This Agreement will be recognized in the event of a merger, acquisition of these entities or a substantial portion of their assets.
     19. Waiver. No action by the parties shall constitute a waiver from any provision of this Agreement unless duly signed by both parties to this Agreement.
     20. Severability. If any potion of this Agreement is held invalid, illegal or unenforceable the remainder shall be in full force and effect.
     21. Headings. Headings are for reference only any shall have no effect on the meaning of any provision of the Agreement.
     22. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises, representations, proposals and understandings whether written or oral.

IN WITNESS WHEREOF, the parties have executed this the 15th day of November, 2001.

Lexon, Inc.


By:      / s /  Gifford Mabie
   --------------------------------------------------
         Gifford Mabie,
         President


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


Research Foundation of SUNY of Stony Brook


By:      / s /  Ivar Strand
   --------------------------------------------------

Name:  Ivar Strand
       Director of Sponsored Program
Title:   12-5-01

                                 ACKNOWLEDGMENT

STATE OF NEW YORK )
                    : ss.:
COUNTY OF SUFFOLK )

         On the 5th day of December 2001, before me, the undersigned, a notary public in and for said State, personally appeared Ivar Strand, Director of Sponsored Program of RF SUNY, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.


     / s /  Kathryn Belmonte
   ---------------------------------
     Notary Public

                                 ACKNOWLEDGEMENT

STATE OF OKLAHOMA )
                    :  ss.:
COUNTY OF TULSA   )

         On the 15th day of November 2001, before me, the undersigned, a notary public in and for said State, personally appeared Gifford Mabie, CEO of Lexon Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.



     / s /  Vicki Pippin
    ---------------------------------
     Notary Public

Commission Expires:  6-2-02